PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE           Contact: Mark F. Bradley
---------------------                    President & Chief Executive Officer
August 11, 2005                          (740) 373-3155

                              PEOPLES BANCORP INC.
                        INCREASES THIRD QUARTER DIVIDEND
      ---------------------------------------------------------------------


         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.20 per share payable on October 1, 2005, to shareholders of record at September 15, 2005.
         The third quarter dividend reflects a payout of approximately $2.1 million based on 10.5 million shares outstanding at August 10, and reflects a 11.1% increase over the $0.18 per share dividend paid in the third quarter of 2004 and a 5.3% increase over the $0.19 per share paid in the second quarter of 2005.
          Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 50 locations and 34 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


                                 END OF RELEASE